Exhibit 99.1

Eos Energy Enterprises, Inc. Announces Proposed Convertible Senior Notes Offering

EDISON, N.J., May 29, 2025 (GLOBE NEWSWIRE)—Eos Energy Enterprises, Inc. (NASDAQ: EOSE) (“Eos” or the “Company”) today announced its intention to offer, subject to market and other conditions, $175,000,000 aggregate principal amount of convertible senior notes due 2030 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Eos also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $26,250,000 aggregate principal amount of notes.

The notes will be senior, unsecured obligations of Eos, will accrue interest payable semi-annually in arrears and will mature on June 15, 2030, unless earlier repurchased, redeemed or converted. Noteholders will have the right to convert their notes in certain circumstances and during specified periods. Eos will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at Eos’s election.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Eos’s option at any time, and from time to time, on or after June 20, 2028 and on or before the 41st scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Eos’s common stock exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If certain corporate events that constitute a “fundamental change” occur, then, subject to a limited exception, noteholders may require Eos to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The interest rate, initial conversion rate and other terms of the notes will be determined at the pricing of the offering.

Eos expects to use the net proceeds from the offering of notes, together with the net proceeds from the underwritten public offering of common stock referred to below, if it is consummated, (i) to repurchase its outstanding 5%/6% Convertible Senior PIK Toggle Note due 2026 in privately negotiated transactions; (ii) to prepay a portion of the amount due under its credit agreement, dated June 21, 2024, by and between Eos and CCM Denali Debt Holdings, LP (the “Credit Agreement”); and (iii) for general corporate purposes. Upon a prepayment of $50 million of outstanding borrowings under the Credit Agreement, the PIK interest rate under the Credit Agreement will decrease from 15% to 7% and the financial covenants thereunder will be waived until 2027. CCM Denali Equity Holdings, LP has agreed that upon the consummation of the offering it will not transfer any securities issued to it under the Securities Purchase Agreement, dated June 21, 2024, between the Company and CCM Denali Equity Holdings, LP prior to June 21, 2026.

In a separate press release, Eos also announced today its intention to offer, in a separate, underwritten public offering, subject to market and other conditions, $75,000,000 of its common stock, plus up to an additional $11,250,000 of its common stock that the underwriters of the common stock offering have the option to purchase from Eos. The completion of the offering of the notes is not contingent on the completion of the offering of common stock, and the completion of the offering of common stock is not contingent on the completion of the offering of the notes. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any common stock in the public offering.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor shall there be any sale of the notes or any such shares, in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Eos Energy Enterprises

Eos Energy Enterprises, Inc. is accelerating the shift to American energy independence with positively ingenious solutions that transform how the world stores power. Our breakthrough Znyth™ aqueous zinc battery was designed to overcome the limitations of conventional lithium-ion technology. It is safe, scalable, efficient, sustainable, manufactured in the U.S., and the core of our innovative systems that today provides utility, industrial, and commercial customers with a proven, reliable energy storage alternative for 3 to 12-hour applications. Eos was founded in 2008 and is headquartered in Edison, New Jersey.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the anticipated terms of the notes being offered, the completion, timing and size of the proposed offerings and the intended use of the proceeds. Forward-looking statements represent Eos’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Eos’s common stock, the satisfaction of the closing conditions related to the offerings and risks relating to Eos’s business, including those described in periodic reports that Eos files from time to time with the SEC. Eos may not consummate the proposed offerings described in this press release and, if the proposed offerings are consummated, cannot provide any assurances regarding the final terms of the offering or the notes or its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Eos does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contacts

Investors: ir@eose.com

Media: media@eose.com